AMENDMENT NO. 7 TO LOAN AGREEMENT

AMENDMENT AGREEMENT (this "Amendment"), made as of September 25, 2002, between:

AMSOUTH BANK, an Alabama banking corporation (the "Bank"), with an office at 350 Park Avenue, New York, New York 10022, and CHYRON CORPORATION, a New York corporation (the "Borrower"), with its principal place of business at 5 Hub Drive, Melville, New York 11747.

WITNESSETH:

WHEREAS:

(A) The Bank and the Borrower entered into a loan agreement, dated as of March 29, 1999, pursuant to which the Bank made available to Borrower a total credit facility of up to Twelve Million Dollars ($12,000,000) (such agreement, as amended by the amendments described below, referred to hereinafter collectively as the Loan Agreement");

    A letter amendment dated November 8, 2000 was signed by and between the Bank and the Borrower, which, among other things, amended Section 7.3 of the Loan Agreement to add a new Section 7.3(iv) with the former Section 7.3(iv) becoming new Section 7.3(v):

    An amendment dated March 26, 2001 was signed by and between the Bank and the Borrower pursuant to which, among other things, the Loan Agreement was amended to permit the Borrower to purchase all of the capital stock of Interocity Development Corporation and certain shares of common stock of Video Technics, Inc.;

    An amendment dated May 15, 2001 was signed by and between the Bank and the Borrower which, among other things, reduced the Revolving Credit Loans available under Loan Agreement, modified certain financial covenants contained in the Loan Agreement, and extended the term of the Revolving Credit Loans through March 31, 2003;

    An amendment dated August 6, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Section 6.1(b) of the Loan Agreement;

    An amendment dated November 30, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Sections 4.3(c), 6.1, and 10.4 of the Loan Agreement;

    An amendment dated December 26, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Sections 1, 2.1, 2.8, 2.9, 6.1, 7.1 and 8 of the Loan Agreement;

  The Borrower and the Bank wish to further amend the Loan Agreement as set forth herein; and

  Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Loan Agreement. Reference to Sections and Subsections, unless otherwise indicated, are references to Section and Subsections of the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements, set forth in this Amendment, and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article 1 Amendment to the Loan Agreement.

Section 1.1 Incorporation By Reference.

This Amendment shall be deemed to an amendment to the Loan Agreement and should not be construed in any way as a replacement or substitution therefor. All of the terms and provisions of this Amendment are hereby incorporated by reference into the Loan Agreement as if such terms and provisions were set forth in full therein.

Section 1.2 Amendment to Article 1, Section 1.2 (b) of Amendment No. 6 to the Loan Agreement

    to the definition of "Fixed Charge Ratio", add the following;

"For the purposes of computing this ratio, EBITDA shall be calculated on a cumulative year-to-date basis for the test periods ending September 30, 2002 and December 31, 2002.

Section 1.3 Amendment to Section 2.9

Section 2.9 of the Loan Agreement (Term Note) is hereby amended as follows:

"2.9 Term Note; Scheduled Payments; Excess Cash Flow Payments

(a) Scheduled Payments. In addition to the amortization schedule detailed in Amendment #6, an additional $75,000 payment of the Term Loan will take place in each of the following months; November 2002, February 2003 and May 2003

Section 1.4 Amendment to Section 6.1

Section 6.1(a) of the Loan Agreement (Minimum Cumulative EBIT) is hereby amended for the fiscal quarter ending September 30, 2002 and thereafter in its entirety as follows:

(a) Minimum Cumulative EBITDA/EBIT. Maintain at all times during the periods designated below minimum EBITDA or minimum cumulative earnings before interest and taxes ("Minimum EBIT") as follows:

Period	Minimum EBITDA
Q3 2002	$190,000
Q4 2002	$220,000

Minimum EBIT
Q-1 2003
and thereafter	$2,000,000

Article 2 Conditions to Effectiveness of this Amendment.

The effectiveness of this Amendment and the obligations of the Bank hereunder shall be subject to the satisfaction of all of the following conditions, as determined by the Bank in its sole discretion:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished by the Borrower or any Subsidiary at any time under or in connection herewith shall be correct in all material respects.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

    Guaranty. The Bank shall have received the acknowledgment of Pro-Bel Limited, as set forth at the end of this Amendment, that the guaranty of Pro-Bel Limited in favor of the Bank dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended hereby.

    Certificate of Incorporation/Good Standing. The Bank shall have received the following:

(i) a Certificate of good standing for Borrower from the Secretary of State of the State of New York State;

    a copy of the Borrower's certificate of incorporation certified by the Secretary of State of the State of New York State;

    Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to the Bank and its counsel.

Article 3 Representations and Warranties.

Section 3.1 By Borrower's execution and delivery of this Amendment, Borrower hereby renews and remakes in favor of the Bank, as of the date hereof, all of Borrower's representations, warranties and covenants made in the Loan Documents, with the same effect as if they were made on and as of the date of this Amendment, other than any such representation or warranty which specifically relates to a specified prior date.

Section 3.2 Borrower hereby represents and warrants to the Bank that the execution, delivery and performance of this Amendment has been duly authorized by all necessary and proper action on the part of Borrower, and the execution, delivery and performance by Borrower of this Amendment (i) will not violate any provision of any applicable law or regulation or of any order, writ, judgment, injunction or decree of any governmental authority, (ii) will not violate any provisions of the certificate of incorporation or by-laws of Borrower, and (iii) will not violate any provision of, or constitute a default under, or result in the creation or imposition of any lien on any asset of Borrower (other than the liens in favor of the Bank) pursuant to any contract, agreement or other undertaking to which the Borrower is a party or which is binding upon the Borrower, or upon any of Borrower's assets.

Article 4 Miscellaneous.

Section 4.1 All references in the Loan Agreement and in all of the Loan Documents to the Loan Agreement, shall be deemed to refer to the Loan Agreement as amended hereby.

Section 4.2 The Loan Agreement and all of the Loan Documents shall each be deemed amended, to the extent necessary, to give effect to the provisions of this Amendment.

Section 4.3 As specifically amended herein, the Loan Agreement and all Loan Documents shall remain in full force and effect in accordance with their respective terms.

Section 4.4 Borrower hereby warrants and represents that as of the date hereof, there are no offsets, counterclaims or defenses to its obligations and agreements as they exist as of the date hereof, in each case with respect to the performance of terms Borrower has been required to perform to date, or to the enforcement of the Bank's rights or remedies under the Loan Documents as they exist as of the date hereof and, if and to the extent any of the same exist, they are hereby waived in their entirety, it being acknowledged by each of the Borrower and the Guarantor that each of them has received good, valuable and sufficient consideration therefor.

Section 4.5 Subject to the provisions of the Loan Agreement, this Amendment shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

Section 4.6 Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction or prohibited or unenforceable as to any person or entity shall, as to such jurisdiction, person or entity, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions as against any other person or entity.

Section 4.7 This Amendment shall be construed, enforced and interpreted according to the laws of the State of New York without giving effect to its conflicts or choice of laws provisions.

Section 4.8 This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 4.9 Borrower and Bank hereby irrevocably waive all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment, the Loan Agreement or the Loan Documents.

Section 4.10 With regard to all dates and time periods set forth or referred to in this Amendment, time is of the essence.

Section 4.11 This Amendment supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
CHYRON CORPORATION

By: /s/ Jerry Kieliszak
Name: Jerry Kieliszak
Title: SVP & CFO

AMSOUTH BANK

By: /s/ Barry S. Renow
Name: Barry S. Renow
Title: Attorney-in-Fact

The Guarantor hereby acknowledges that its Guaranty dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended by the foregoing Amendment to the Loan Agreement, without any offset, defense or counterclaim.

PRO-BEL LIMITED

By: /s/ Roger Henderson
Name: Roger Henderson
Title: President & CEO